MorganStanley
            Smith Barney

Morgan Stanley Smith Barney Altis I, LLC

Financial Statements with
Report of Independent Registered
Public Accounting Firm

For the Years Ended December 31, 2009 and 2008 and for the Period from August 1, 2007
(commencement of operations) to
December 31, 2007

THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND FOOTNOTE DISCLOSURE ARE PRESENTED PURSUANT TO REGULATION S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of Morgan Stanley Smith Barney Altis I, LLC (Formerly, Morgan Stanley Managed Futures Altis I, LLC):

We have audited the accompanying statements of financial condition of Morgan Stanley Smith Barney Altis I, LLC (the “Trading Company”), including the condensed schedule of investments, as of December 31, 2009 and 2008, and the related statements of operations, changes in members’ capital, and cash flows for the years ended December 31, 2009 and 2008, and for the period from August 1, 2007 (commencement of operations) to December 31, 2007. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Smith Barney Altis I, LLC at December 31, 2009 and 2008, the results of its operations, changes in members’ capital, and cash flows for the years ended December 31, 2009 and 2008, and for the period from August 1, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 29, 2010

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Statements of Financial Condition

                                                                                                                                                                        December 31,
	2009	2008
ASSETS	$	$

Trading Equity:

Unrestricted cash	29,946,870	27,240,229
Restricted cash	2,390,458	–

Total cash	32,337,328	27,240,229

Net unrealized gain on open contracts (MS&Co.)	1,222,105	3,426,968
Net unrealized gain on open contracts (MSIP)	464,908	719,446

Total net unrealized gain on open contracts	1,687,013	4,146,414

Total Trading Equity	34,024,341	31,386,643

Contributions receivable	794,319	–
Interest receivable (MS&Co.)	1,724	8,093

Total Assets	34,820,384	31,394,736

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES

Accrued management fees	36,683	29,912
Accrued administrative fees	10,271	8,375
Withdrawals payable	–	8,144,934
Accrued incentive fee	–	878,734

Total Liabilities	46,954	9,061,955

MEMBERS’ CAPITAL

Non-Managing Members	34,773,430	22,332,781

Total Members’ Capital	34,773,430	22,332,781

Total Liabilities and Members’ Capital	34,820,384	31,394,736

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Statements of Operations

	For the Years Ended December 31,		For the Period from August 1, 2007 (commencement
			of operations) to
	2009	2008	December 31, 2007
	$	$	$
INVESTMENT INCOME
Interest income (MS&Co.)	31,618	202,302	91,063

EXPENSES
Management fees	340,802	289,530	49,027
Administrative fees	95,424	64,323	9,805
Brokerage, clearing and transaction fees	67,609	92,362	25,823
Incentive fees	–	2,032,043	166,562

Total Expenses	503,835	2,478,258	251,217

NET INVESTMENT LOSS	(472,217)	(2,275,956)	(160,154)

TRADING RESULTS
Trading profit (loss):
Realized	216,734	7,340,124	(6,884)
Net change in unrealized	(2,459,401)	3,222,065	924,349

Total Trading Results	(2,242,667)	10,562,189	917,465
NET INCOME (LOSS)	(2,714,884)	8,286,233	757,311

NET INCOME (LOSS) ALLOCATION
Managing Member	–	(42,584)	302,175
Non-Managing Members	(2,714,884)	8,328,817	455,136

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Statements of Changes in Members’ Capital
For the Years Ended December 31, 2009 and 2008 and for the Period
from August 1, 2007 (commencement of operations) to December 31, 2007

	Managing	Non-Managing
	Member	Members	Total
	$	$	$
Members’ Capital,
Initial Contribution,
August 1, 2007	2,980,000	2,070,794	5,050,794

Capital Contributions	–	3,784,670	3,784,670

Net Income	302,175	455,136	757,311

Capital Withdrawals	(2,525,000)	–	(2,525,000)

Members’ Capital,
December 31, 2007	757,175	6,310,600	7,067,775

Capital Contributions	–	15,957,364	15,957,364

Net Income (Loss)	(42,584)	8,328,817	8,286,233

Capital Withdrawals	(714,591)	(8,264,000)	(8,978,591)

Members’ Capital,
December 31, 2008	–	22,332,781	22,332,781

Capital Contributions	–	15,247,434	15,247,434

Net Loss	–	(2,714,884)	(2,714,884)

Capital Withdrawals	–	(91,901)	(91,901)

Members’ Capital,
December 31, 2009	–	34,773,430	34,773,430

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Statements of Cash Flows

	For the Years Ended December 31,		For the Period from August 1, 2007 (commencement of operations) to
	2009	2008	December 31, 2007
	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	(2,714,884)	8,286,233	757,311
Noncash item included in net income (loss):
Net change in unrealized	2,459,401	(3,222,065)	(924,349)

(Increase) decrease in operating assets:
Restricted cash	(2,390,458)	836,138	(836,138)
Interest receivable (MS&Co.)	6,369	9,725	(17,818)

Increase (decrease) in operating liabilities:
Accrued management fees	6,771	18,615	11,297
Accrued administrative fees	1,896	6,116	2,259
Accrued incentive fees	(878,734)	784,225	94,509

Net cash provided by (used for) operating activities	(3,509,639)	6,718,987	(912,929)

CASH FLOWS FROM FINANCING ACTIVITIES

Initial contributions	–	–	5,050,794
Capital contributions	14,453,115	15,957,364	3,784,670
Capital withdrawals	(8,236,835)	(1,733,657)	(1,625,000)

Net cash provided by financing activities	6,216,280	14,223,707	7,210,464

Net increase in unrestricted cash	2,706,641	20,942,694	6,297,535

Unrestricted cash at beginning of period	27,240,229	6,297,535	–

Unrestricted cash at end of period	29,946,870	27,240,229	6,297,535

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Condensed Schedules of Investments
December 31, 2009 and 2008

Futures and Forward Contracts	Long Unrealized Gain/(Loss)	Percentage of Members’ Capital	Short Unrealized Gain/(Loss)	Percentage of Members’ Capital	Net Unrealized Gain
	$	%	$	%	$
December 31, 2009 Members’ Capital: $34,773,430

Commodity	1,038,798	2.99	(227,550)	(0.65)	811,248
Equity	315,496	0.90	(1,825)	(0.01)	313,671
Foreign currency	(31,323)	(0.09)	85,686	0.25	54,363
Interest rate	402,530	1.16	50,651	0.14	453,181
Grand Total:	1,725,501	4.96	(93,038)	(0.27)	1,632,463

Unrealized Currency Gain				0.16	54,550

Total Net Unrealized Gain on Open Contracts					1,687,013

Futures and Forward Contracts	Long Unrealized Gain	Percentage of Members’ Capital	Short Unrealized Gain/(Loss)	Percentage of Members’ Capital	Net Unrealized Gain/(Loss)
	$	%	$	%	$
December 31, 2008 Members’ Capital: $22,332,781

Commodity	274,228	1.23	1,640,926	7.35*	1,915,154
Equity	57,138	0.26	(6,105)	(0.03)	51,033
Foreign currency	137,084	0.61	205,020	0.92	342,104
Interest rate	2,035,233	9.11*	–	–	2,035,233
Grand Total:	2,503,683	11.21	1,839,841	8.24	4,343,524

Unrealized Currency Loss				(0.88)	(197,110)

Total Net Unrealized Gain on Open Contracts					4,146,414

*No single contract’s value exceeds 5% of the Members’ Capital.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements

1.  Organization

Morgan Stanley Smith Barney Altis I, LLC (formerly, Morgan Stanley Managed Futures Altis I, LLC) (“Altis I, LLC” or the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley Smith Barney managed futures funds. The Trading Company commenced operations on August 1, 2007.  Demeter Management LLC (“Demeter”) is the trading manager of the Trading Company.  Demeter has retained Altis Partners (Jersey) Limited (“Altis” or the “Trading Advisor”) to engage in the speculative trading of commodities, domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions and futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 6. Financial Instruments) on behalf of the Trading Company.  Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Altis, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company.  As of December 31, 2009, Managed Futures Profile HV, L.P. (a Delaware limited partnership) was the sole Member of the Trading Company.

The commodity brokers for the Trading Company are Morgan Stanley & Co. Incorporated (“MS&Co.”) and Morgan Stanley & Co. International plc (“MSIP”). MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts.  Morgan Stanley Capital Group Inc. (“MSCG”) acts as the counterparty on all trading of the options on foreign currency forward contracts.  MS&Co. and its affiliates act as the custodians of the Trading Company’s assets. MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

On April 30, 2009, Demeter Management Corporation was converted from a Delaware corporation to a Delaware limited liability company and changed its name to Demeter Management LLC.  Demeter is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC, which is majority-owned indirectly by Morgan Stanley and minority-owned indirectly by Citigroup Inc. (“Citigroup”).

Demeter does not believe that the change in its ownership had a material impact on the Trading Company’s Members. At all times Demeter served as the trading manager of the Trading Company and it continues to do so.  The change in ownership occurred pursuant to the transaction in which Morgan Stanley and Citigroup agreed to combine the Global Wealth Management Group of Morgan Stanley and the Smith Barney division of Citigroup Global Markets Inc. into a new joint venture.  The transaction closed on June 1, 2009.

Prior to June 1, 2009, Demeter was a wholly-owned subsidiary of Morgan Stanley.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

1.  Organization (cont’d)

 Effective October 1, 2009, Demeter changed the name of Morgan Stanley Managed Futures Altis I, LLC to Morgan Stanley Smith Barney Altis I, LLC.  The name change does not have any impact on the operation of the Trading Company or its Members.

2.  Summary of Significant Accounting Policies

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. “GAAP”), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures.  Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable.  Actual results could differ from those estimates.

Valuation – Futures Interests are open commitments until settlement date, at which time they are realized.  They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts.  The resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. The fair value of exchange-traded futures, options and forward contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period.  The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period from various exchanges.  The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input, the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period.

Revenue Recognition – Monthly, MS&Co. credits the Trading Company with interest income on 100% of its average daily funds held at MS&Co. Assets deposited with MS&Co. as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. pays or charges other customers on such assets deposited as margin.  Assets not deposited as margin with MS&Co. will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero.  For purposes of such interest payments, net assets do not include monies owed to the Trading Company on Futures Interests.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Fair Value of Financial Instruments – The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under Accounting Standards Codification (“ASC”) 825-10-50-10, Financial Instruments (formerly, Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Values of Financial Instruments), approximates the carrying amount presented in the Statements of Financial Condition.

Foreign Currency Translation – The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Members’ Capital - The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit with MS&Co. and MSIP to be used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are valued at fair value and calculated as the difference between original contract value and fair value; and, if any, (c) options purchased at fair value. Options written at fair value, if any, are recorded in “Liabilities”.

The Trading Company, in its normal course of business, enters into various contracts with MS&Co. and MSIP acting as its commodity brokers.  Pursuant to brokerage agreements with MS&Co. and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Trading Company’s Statements of Financial Condition.

The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of the master netting agreement with MS&Co., as the counterparty on such contracts.  The Trading Company has consistently applied its right to offset.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Restricted and Unrestricted Cash – The cash held by the Trading Company is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset losses on offset London Metal Exchange positions. All of these amounts are maintained separately.  Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees – The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co. Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

Administrative Fee – The Trading Company accrues and pays Demeter a monthly fee to cover all administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of the Trading Company.

Capital Contributions – Capital contributions by the Members may be made monthly pending Demeter’s approval.  Such capital contributions will increase each Member’s pro rata share of the Trading Company’s Members’ Capital.

Demeter initially invested capital directly in the Trading Company. As of January 31, 2008, Demeter has redeemed all seed capital investments in the Trading Company.  All seed capital investments by Demeter in the Trading Company participated on the same terms as the investments made by the Member in the Trading Company.

Capital Withdrawals – Each Member may withdraw all or a portion of its capital as of the last business day of the month.  The request for withdrawal must be received in writing by Demeter at least three business days prior to the end of such month.  Such capital withdrawals will decrease each Member’s pro rata share of the Trading Company’s Members’ Capital.  Demeter may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions – Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Demeter.  No distributions have been made to date.  Demeter does not intend to make any distributions of the Trading Company’s profits.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

ASC 740-10-50-15, Income Taxes (which incorporates former Financial Accounting Standards Board (“FASB”) Statement No. 109 and FASB Interpretation No. 48, Income Taxes), clarifies the accounting for uncertainty in income taxes recognized in a Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken.  The Trading Company has concluded that there are no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2009. If applicable, the Trading Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Operations. Generally, 2007 through 2009 tax years remain subject to examination by U.S. federal and most state tax authorities.

Dissolution of the Trading Company – The Trading Company shall be dissolved upon the first of the following events to occur:

(1)         The sole determination of Demeter;
(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or
(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

Other Pronouncements – On July 1, 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, also known as FASB ASC 105-10, Generally Accepted Accounting Principles (“ASC 105-10” or the “Codification”).  ASC 105-10 established the exclusive authoritative reference for U.S. GAAP for use in financial statements except for Securities and Exchange Commission (“SEC”) rules and interpretive releases, which are also authoritative GAAP for SEC registrants.  The Codification supersedes all existing non-SEC accounting and reporting standards.  The Codification became the single source of authoritative U.S. GAAP and is effective for financial statements issued for interim and annual periods ending after September 15, 2009.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Other Pronouncements (cont’d) – The Trading Company adopted ASC 855-10, Subsequent Events (formerly, SFAS No. 165, Subsequent Events), which was issued in May 2009. ASC 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued.  ASC 855-10 is effective for the interim and annual periods ending after June 15, 2009.  Management has performed its evaluation of subsequent events through March 30, 2010, the date these financial statements were issued, and has determined that there were no subsequent events requiring adjustment or disclosure in the financial statements.

ASC 820-10-65, Fair Value Measurements (formerly, FASB Staff Position (“FSP”) SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly), was issued in April 2009. ASC 820-10-65 provides additional guidance for determining fair value and requires new disclosures regarding the categories of fair value instruments, as well as the inputs and valuation techniques utilized to determine fair value and any changes to the inputs and valuation techniques during the period. ASC 820-10-65 is effective for the interim and annual periods ending after June 15, 2009.  The adoption of ASC 820-10-65 did not have a material impact on the Trading Company’s financial statements.

3.  Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements, which, among other things, amends ASC 820 to require entities to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements provided by ASC 820 regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy.  ASU No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.  The Trading Company is currently assessing the impact of adopting ASU No. 2010-06.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

3.  Recent Accounting Pronouncements (cont’d)

In June 2009, the FASB issued ASC 810-10, Consolidation of Variable Interest Entities (formerly, SFAS 167, Amendments to FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities). ASC 810-10 contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. ASC 810-10 also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying Interpretation 46(R)’s provisions. ASC 810-10 is applicable for annual periods beginning after November 15, 2009, and interim periods thereafter. Effective February 25, 2010, the FASB has decided to indefinitely defer the application of ASC 810-10 for certain entities.  Management believes that the Trading Company meets the criteria for the indefinite deferral of the application of ASC 810-10.

4.  Related Party Transactions

The Trading Company’s cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed.  MS&Co. pays interest on these funds as described in Note 2.  The Trading Company pays brokerage, clearing, and transaction fees to MS&Co. as described in Note 2.  The Trading Company pays the Administrative Fee to Demeter as described in Note 2.

5.  Trading Advisor

Demeter retains Altis to make all trading decisions for the Trading Company.

Fees paid to Altis by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fee – The Trading Company accrues and pays Altis a monthly management fee based on a percentage of Members’ Capital as described in the advisory agreement among the Trading Company, Demeter, and Altis.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

5.  Trading Advisor (cont’d)

Incentive Fee – The Trading Company pays Altis a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member.  Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted.  When Altis experiences losses with respect to the Members’ Capital as of the end of a calendar quarter, Altis must recover such losses before it is eligible for an incentive fee in the future.  Losses are reduced for capital withdrawn from the Trading Company.

6.  Financial Instruments

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts.  There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first subsequent day on which the contract could be liquidated.  The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.

The exchange-traded contracts are accounted for on a trade-date basis and fair-valued on a daily basis.  The off-exchange-traded contracts are monthly fair valued.

The Trading Company accounts for its derivative investments as required by ASC 815-10-15, Derivatives and Hedging (formerly, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities).  A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

(1)	One or more underlying notional amounts or payment provisions;

(2)	Requires no initial net investment or a smaller initial net investment than would be required relative to changes in market factors; and

(3)         Terms require or permit net settlement.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

6.  Financial Instruments (cont’d)

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains on open contracts at December 31, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:
	Net Unrealized Gains on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
2009	1,687,013	–	1,687,013	Dec. 2011	–
2008	4,146,414	–	4,146,414	Jun. 2010	–

7.  Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests.  The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty risk.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invests make the Members’ investments volatile.  If Altis incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices.  Although Altis will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

7.  Investment Risk (cont’d)

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts.  The Trading Company has credit risk because MS&Co., MSIP, and/or MSCG act as the commodity brokers and/or the counterparties with respect to most of the Trading Company’s assets.  The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. The Trading Company had assets on deposit with MS&Co. and MSIP, each acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $34,024,341 and $31,386,643 at December 31, 2009 and 2008, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. With respect to those off-exchange-traded forward currency options contracts, the Trading Company is at risk to the ability of MSCG, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with each counterparty.  These agreements, which seek to reduce both the Trading Company’s and the counterparties’ exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s or MSCG’s bankruptcy or insolvency.

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

8.  Derivatives and Hedging

ASC 815-10-65, Derivatives and Hedging (formerly, SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133, which was issued in March 2008), is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand how those instruments and activities are accounted for; how and why they are used; and their effects on a Trading Company’s financial position, financial performance, and cash flows.  The Trading Company adopted ASC 815-10-65 as of January 1, 2009.  The adoption of ASC 815-10-65 did not have a material impact on the Trading Company’s financial statements, other than enhanced financial statements disclosures.

The Trading Company’s objective is to profit from speculative trading in Futures Interests.  Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where they feel the best profit opportunities exist for their trading strategy.  As such, the absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures. In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

The following table summarizes the valuation of the Trading Company’s investments as required by ASC 815-10-65 as of December 31, 2009 and reflects the contracts outstanding at such time.

The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2009:

Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Gain	Total number of outstanding contracts (absolute quantity)
	$	$	$	$	$

Commodity	1,371,016	(332,218)	82,791	(310,341)	811,248	662
Equity	316,012	(516)	–	(1,825)	313,671	150
Foreign currency	81,454	(112,777)	160,668	(74,982)	54,363	187
Interest rate	620,520	(217,990)	53,471	(2,820)	453,181	576
Total	2,389,002	(663,501)	296,930	(389,968)	1,632,463

Unrealized currency gain					54,550
Total net unrealized gain on open contracts					1,687,013

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

8.  Derivatives and Hedging (cont’d)

The following tables summarize the net trading results of the Trading Company for the year ended December 31, 2009 as required by the disclosures about Derivatives and Hedging Topic of ASC 815-10-65.

The Effect of Trading Activities on the Statements of Operations for the year ended December 31, 2009 included in Total Trading Results:

Type of Instrument	$

Commodity	(1,902,256)
Equity	323,543
Foreign currency	(532,584)
Interest rate	(383,030)
Unrealized currency gain	251,660
Total	(2,242,667)

Line Items on the Statements of Operations for the year ended December 31.2009:

Trading Results	$

Realized	216,734
Net change in unrealized	(2,459,401)
Total Trading Results	(2,242,667)

9.  Fair Value Measurements and Disclosures

As defined by ASC 820-10-55, Fair Value Measurements and Disclosures (formerly, SFAS No. 157, Fair Value Measurements, which was issued in September 2006), fair value is the amount that would be recovered when an asset is sold or an amount paid to transfer a liability, in an ordinary transaction between market participants at the measurement date (exit price).  Market price observability is impacted by a number of factors, including the types of investments, the characteristics specific to the investment, and the state of the market (including the existence and the transparency of transactions between market participants).  Investments with readily available actively quoted prices in an ordinary market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

ASC 820-10-55 requires use of a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 – unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including quoted prices for similar investments, interest rates, credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (continued)

9.  Fair Value Measurements and Disclosures (cont’d)

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Trading Company adopted ASC 820-10-55 as of January 1, 2008.  The adoption of ASC 820-10-55 did not have a material impact on the Trading Company’s financial statements, other than enhanced financial statements disclosures.

The following tables summarize the valuation of the Trading Company’s investments according to the level of the above ASC 820-10-55 fair value hierarchy as of December 31, 2009 and 2008, respectively:

December 31, 2009	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Net unrealized gain on open contracts	1,687,013	–	n/a	1,687,013

December 31, 2008	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Net unrealized gain on open contracts	4,146,414	–	n/a	4,146,414

Morgan Stanley Smith Barney Altis I, LLC
(formerly, Morgan Stanley Managed Futures Altis I, LLC)
Notes to Financial Statements (concluded)

10.  Financial Highlights
	For the Years Ended December 31,		For the Period from August 1, 2007 (commencement of operations) to
	2009	2008	December 31, 2007
RATIOS TO AVERAGE MEMBERS’ CAPITAL: (2)
Net Investment Loss	(1.73)%	(12.38)%	(2.67)%(1)
Expenses before Incentive Fees	1.84%	2.42%	3.43%(1)
Expenses after Incentive Fees	1.84%	13.47%	5.84%(1)
Net Income (Loss)	(9.93)%	45.30%	11.26%

TOTAL RETURN BEFORE INCENTIVE FEES	(10.52)%	63.74%	13.82%(3)
TOTAL RETURN AFTER INCENTIVE FEES	(10.52)%	48.45%	11.25%(3)

INCEPTION-TO-DATE RETURN	47.77%
COMPOUND ANNUALIZED RETURN	17.52%

              (1)           Ratios have been annualized with the exception of incentive fees.

(2)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.

(3)	Total return has not been annualized.